Exhibit 10.2

Restricted Stock Unit Award Agreement
Under the Bloomin’ Brands, Inc. 2012 Incentive Award Plan

Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of Restricted Stock Units (the “RSUs”). Each RSU represents an unfunded, unsecured promise of the Company to deliver to the Participant the value of one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2012 Incentive Award Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of RSU Award attached hereto as Exhibit A (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Award of RSUs:

Participant Name:

Address:

Number of RSUs:

Grant Date: The grant date of the RSUs is set forth on the Participant’s online award acceptance page at www.benefitaccess.com.

Vesting: Subject to the forfeiture and acceleration provisions in this Agreement and the Plan, the RSUs will vest according to the following schedule:

<<INSERT VESTING SCHEDULE>>

The Participant, by accepting this award online on www.benefitaccess.com, acknowledges and agrees that the RSUs are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A, and the Plan.

Bloomin’ Brands, Inc.

By:
Title:
Date:

Exhibit A

Terms and Conditions of RSU Award

1.    Condition to the Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the RSUs, unless and until the Participant has fully executed this Agreement by accepting the Award online as described above.
2.    Vesting.     Subject in each case to the Participant’s Continuous Service Status on each applicable vesting date, the RSUs awarded under this Agreement shall vest in accordance with the schedules set forth herein unless, prior to any vesting date set forth, the applicable RSUs are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan.
3.    Termination of Continuous Service Status. If the Participant’s Continuous Service Status terminates due to death or Disability, then all RSUs that are not vested shall become immediately vested in full upon such termination. If the Participant’s Continuous Service Status terminates for any other reason, then all RSUs that are not vested at the time such termination shall be automatically and immediately forfeited for no consideration.
4.    Change of Control. If a Change of Control occurs, and the RSUs remain outstanding following such Change of Control or are exchanged or converted into securities or other similar rights of any surviving, acquiring or successor entity in accordance with Section 12(b)(ii) of the Plan or otherwise, then the vesting and transfer restrictions and other terms and conditions hereof shall continue to apply to the RSUs or any securities or other similar rights issued to the Participant upon exchange or conversion of the RSUs, as applicable.
If a Change of Control occurs, pursuant to which the RSUs will be cancelled in exchange for cash consideration to Participant in accordance with Section 12(b)(i) of the Plan, then:
(i)     with respect to a Participant who is an Employee at the level of Vice President or above at the time of such Change of Control, all RSUs that remain unvested and have not been previously forfeited shall be converted upon such Change of Control into an award representing the right to receive such cash consideration, provided, however, that such award will be subject to the vesting and transfer restrictions and other terms and conditions hereof and will be payable to the Participant only to the extent it has vested; and

(ii)     with respect to any other Participant, then all RSUs that remain unvested and have not been previously forfeited shall become immediately vested in full effective immediately prior to such Change of Control.
5.    RSUs Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber RSUs or any interest in them, or make any commitment or agreement to do any of the foregoing, other than by will or by the laws of descent and distribution.

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6.    Rights of a Shareholder; Dividends. The Participant shall have no rights of a shareholder with respect to the RSUs, including, without limitation, the Participant shall not have the right to vote or receive dividends with respect to the RSUs.
7.    Settlement. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than two and a half months following the end of the year in which vesting occurs), effect delivery of cash, Shares or a combination thereof as determined by the Committee with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.
8.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
9.    Miscellaneous Provisions.
(a)    Incentive Plan. The RSUs are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.
(b)    Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
(c)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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